[DECHERT LLP LOGO OMITTED]

April 29, 2004

FFTW Funds, Inc.
200 Park Avenue
New York, New York 10166

Re:      FFTW Funds, Inc.
         (File Nos. 33-27896; 811-5796)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 32 to the Registration Statement of FFTW Funds, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

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